EXHIBIT 15

September 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 7 and August 6, 2004 on our reviews of interim financial information of Metropolitan Edison Company for the three-month periods ended March 31, 2004 and 2003 and for the three-month and six-month periods ended June 30, 2004 and 2003, respectively, and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2004 and in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004, respectively, are incorporated by reference in its Registration Statement dated September 16, 2004.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio